Exhibit 10.1

SEPARATION AND TRANSITION AGREEMENT

AND GENERAL RELEASE

This Separation and Transition Agreement and General Release (the “Agreement”) is made by and between Robin Steele (“Executive”) and InterMune, Inc. (the “Company”), effective as of the date Executive signs this Agreement (the “Effective Date”).

A. Executive is employed as Senior Vice President of Legal Affairs, General Counsel and Corporate Secretary pursuant to the terms of an offer letter dated August 9, 2004, as amended November 24, 2008 (the “Employment Agreement”).

B. Executive wishes to resign her employment with the Company effective upon the Resignation Date (as defined below).

C. The Company wishes to retain Executive to provide certain transition and consulting services (as detailed below and in the Consulting Agreement attached as Exhibit A hereto, hereinafter referred to as the “Consulting Agreement”) and Executive is willing to provide the transition and consulting services on the terms set forth herein.

D. Executive and the Company want to end their relationship amicably and also to establish the obligations of the parties including, without limitation, all amounts due and owing to Executive under the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1. Resignation Date. Executive resigns her employment effective as of September 30, 2013 (the “Resignation Date”). Executive shall resign her position as an officer of the Company effective upon the appointment of her successor.

2. Employment Transition Period. The period from the Effective Date through the Resignation Date shall be known as the “Transition Period.”

(a) Through the date that Executive’s successor is appointed, Executive will continue to be employed as Senior Vice President, Legal Affairs, General Counsel and Corporate Secretary, to discharge the normal and customary duties of those positions and such other duties as may be reasonably assigned to her by the Company’s Chief Executive Officer (“CEO”), and to receive salary, equity vesting and benefits at the level in effect as of the Effective Date, less all applicable taxes and other authorized withholding. Upon appointment of Executive’s successor, Executive shall assume the title of Special Counsel and shall, through the Resignation Date, devote her full-time business efforts to the transition of her former duties to her successor and the performance of such other duties as may be reasonably requested by Executive’s successor or the CEO, and receive salary, equity vesting and benefits at the level in effect as of the Effective Date less all applicable taxes and other authorized withholding.

(b) At all times during the Transition Period, Executive’s employment will continue to be terminable on an at-will basis, without Cause or Good Reason (as defined in the Employment Agreement) or notice, by either Executive or the Company.

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(i) In the event that Executive’s employment is terminated during the Transition Period by the Company for Cause or by Executive for any reason, Executive will receive all wages and accrued, unused vacation owed to her as of the termination date, less applicable taxes and other authorized withholding, together with such equity awards as are vested as of the termination date and nothing more.

(ii) In the event that Executive’s employment is terminated (1) by the Company during the Transition Period other than for Cause, or (2) due to the death or disability of Executive, then contingent upon delivery to the Company of the General Release attached as Exhibit B hereto (the “General Release”) and that General Release becoming effective and irrevocable within thirty (30) days following such termination, then (a) the Severance Payment contained in Section 3 shall be paid to Executive or to the administrator or executor of Executive’s estate; and (b) each equity award held by Executive shall immediately vest with respect to that number of shares subject to such equity awards as Executive would have vested in, had she remained employed through August 31, 2014 and such equity awards shall remain exercisable, in the event of Executive’s disability, for such period of time had she remained employed through August 31, 2014 and, in the event of Executive’s death, in accordance with the applicable equity plan, notice of grant and agreement; and (c) in the event Executive timely elects to receive continued healthcare (including medical, dental, and vision) and basic group life coverage pursuant to COBRA, the Company shall pay the COBRA premiums for Executive and Executive’s spouse for the lesser of (1) twelve (12) months, (2) through the date that Executive and/or Executive’s spouse is eligible for healthcare or group life benefits through other employment, and (3) until Executive and/or Executive’s spouse is no longer eligible for COBRA continuation coverage.

3. Severance Payment. Contingent upon Executive’s execution of the General Release no earlier than the Resignation Date and no later than the 50th day following the Resignation Date, the Company shall pay to Executive in a lump sum severance in the amount of 12 (twelve) months base salary, in the aggregate amount of $357,211.18, less all applicable tax withholding (the “Severance Payment”). The Severance Payment shall be made within ten (10) business days of the Effective Date of the General Release, as defined therein; provided, that if the Resignation Date occurs less than sixty (60) days prior to the end of the calendar year, then the Severance Payment shall be made in the next calendar year.

4. Consulting Agreement. Contingent upon Executive’s execution of the General Release no earlier than the Resignation Date and no later than the 50th day following the Resignation Date, Executive shall be entitled to receive the benefits of the Consulting Agreement in accordance with its terms. The Consulting Agreement shall be for a period of twelve (12) months, beginning the day following the Resignation Date and ending on the date that is twelve (12) months later (the “Consulting Period”). During the Consulting Period, Executive shall be available to provide up to ten (10) hours of consulting services per month as her successor and the Company’s CEO may reasonably request, either in person or telephonically. During the Consulting Period, the Company shall (a) pay to Executive a consulting fee equal to six hundred dollars ($600) per month for the first two (2) hours of consultation, plus additional consulting fees of three hundred dollars ($300) per hour for consulting services provided in excess of two (2) hours per month; (b) in the event Executive timely elects to receive continued healthcare (including medical, vision and dental) and basic group life coverage pursuant to COBRA, pay COBRA premiums for Executive and Executive’s spouse for the lesser of (i) twelve (12) months, (ii) through the date that Executive and/or Executive’s spouse is eligible for healthcare or group life benefits through other employment, and (iii) until Executive and/or Executive’s spouse is otherwise no longer eligible for COBRA continuation coverage; (c) allow Executive to continue vesting in all outstanding equity awards, including but not limited to performance-based equity awards, at the level in effect as of the Resignation Date; and (d) purchase D&O tail coverage for Executive with effect beginning the date Executive resigns her position as an officer and ending upon expiration of the Consulting Period. Executive acknowledges that any equity awards that remain unvested at the end of the Consulting Period shall terminate immediately following the end of the Consulting Period without any additional remuneration therefor. Any vested awards shall terminate three months following the end of the Consulting Period or, if earlier, the original expiration date of such equity awards. All services provided by Executive to the Company pursuant to the Consulting Agreement shall be covered by the Indemnity Agreement previously entered into between the Company and Executive (the “Indemnity Agreement”). The Company acknowledges its intent that Executive, her heirs and assigns receive the benefits of the Consulting Agreement in accordance with its terms, in the event of Executive’s death or disability during the term of this Agreement or the Consulting Agreement.

5. Final Paycheck. On the Resignation Date, Executive shall receive payment of all accrued but unpaid base salary and payment of accrued, unused vacation earned through the Resignation Date, less applicable taxes and other authorized withholding. Accrued, unused vacation in the amount of 250 hours shall be paid to Executive on June 28, 2013, after which date no additional vacation will accrue. In addition, the Company shall reimburse Executive for all outstanding expenses incurred prior to the Resignation Date that are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Executive’s submission of such expenses on or before the date that is five (5) days prior to the Resignation Date, in accordance with the Company’s requirements with respect to reporting and documenting expenses.

Executive is entitled to the payments described in this Section 5 regardless whether Executive executes this Agreement.

6. Bonus. Provided that Executive’s employment is not terminated by the Company for Cause, as defined in the Employment Agreement, prior to August 31, 2013, Executive shall remain eligible for 2013 bonus, pro-rated for the number of months of Executive’s employment in 2013. The personal modifier portion of Executive’s 2013 bonus shall be calculated at 100% (one hundred percent), and the corporate modifier shall be consistent with that applied to other 2013 bonuses, as determined by the Company’s Board of Directors. Executive shall not be eligible for bonus compensation during the Consulting Period. Executive shall receive payment of 2013 bonus at the same time as 2013 bonuses are paid to other executives of the Company.

7. Taxes. Executive understands and agrees that all payments under this Agreement will be subject to appropriate tax withholding and other deductions. To the extent any taxes may be payable by Executive for the benefits provided to her by this Agreement beyond those withheld by the Company, Executive agrees to pay them herself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by her to make required payments. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such reimbursements shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

8. Full Payment; Sole Separation Benefit. Executive acknowledges that the payment and arrangements herein and in the Consulting Agreement constitute full and complete satisfaction of any and all amounts properly due and owing to Executive under the terms of her Employment Agreement, and as a result of Executive’s employment with the Company and the separation there from. Executive acknowledges and agrees that the payments and arrangements referenced in this Agreement and in the Consulting Agreement constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement and in the Consulting Agreement and are the sole separation benefit that Executive shall receive and to which she is entitled.

9. Executive’s Release of the Company. Executive understands that by agreeing to the release provided by this Section 9, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Agreement.

(a) On behalf of Executive and Executive’s heirs and assigns, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company, and each of its owners, affiliates, divisions, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, or remuneration by the Releasees, or any of them, and Executive’s resignation of her employment, Claims arising under federal, state, or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, including but not limited to any Claims arising under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; the California Labor Code; the employment and civil rights laws of California; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

(b) Notwithstanding the generality of the foregoing, Executive does not release Executive’s rights under this Agreement and the following Claims:

(i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii) Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;

(iv) Claims for indemnification under the Indemnity Agreement the Company’s Bylaws, California Labor Code Section 2802 or any other applicable law;

(v) Executive’s right to bring to the attention of the Equal Employment Opportunity Commission and the California Department of Fair Employment and Housing claims of discrimination, harassment or retaliation; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory, harassing or retaliatory treatment;

(vi) Any other Claims that cannot be released as a matter of law; and

(vii) Any claims for compensation and benefits to which Executive and/or her spouse may be entitled under this Agreement or the Consulting Agreement.

10. The Company’s Release of Executive. The Company voluntarily releases and discharges Executive and her heirs, successors, administrators, representatives and assigns from all Claims which the Company may have against Executive as the result of her employment or Executive’s resignation of her employment and that are based upon facts known, or which in the exercise of reasonable diligence should have been known, to the Company’s Chief Executive Officer and Board of Directors. Notwithstanding the foregoing, nothing herein shall release or discharge any Claim by the Company against Executive, or the right of the Company to bring any action, legal or otherwise, against Executive as a result of any failure by her to perform her obligations under this Agreement, the Consulting Agreement or the InterMune, Inc. Employee Proprietary Information and Inventions Agreement dated as of August 10, 2004 (the “Confidentiality Agreement”), or as a result of any acts of intentional misconduct or recklessness.

11. Waiver of California Civil Code Section 1542. EXECUTIVE AND THE COMPANY EACH ACKNOWLEDGE THAT SHE OR IT HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE AND THE COMPANY EACH HEREBY EXPRESSLY WAIVES ANY RIGHTS THEY MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

12. Non-Disparagement, Disclosures , Transfer of Company Property.

(a) Non-Disparagement and Disclosures. Executive agrees that she shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, shareholders or employees, products or business, either publicly or privately. The Company agrees that neither its Directors nor the members of its senior executive staff shall disparage, criticize or defame Executive, either publicly or privately. The Company further agrees that Executive shall be given the opportunity to review and comment on any internal or external document or disclosure regarding her employment with the company or the circumstances surrounding her departure from the Company, including (i) public disclosures or announcements to be made to the SEC or Company employees, and (ii) contained in documents to be maintained in her personnel file or other internal documentation. The Company agrees to consider Executive’s comments to such disclosures, announcements, or documents in good faith and, should the Company elect not to incorporate them, the Company agrees to maintain a record of Executive’s comments in the files related to such disclosures or documents. Nothing in this Section 12(a) shall have application to any evidence or testimony required by any court, arbitrator or government agency.

(b) Transfer of Company Property. On the Resignation Date, Executive shall turn over to the Company all files, memoranda, records, and other documents, and any other physical or personal property which is the property of the Company, except as may be reasonably required to perform her duties under the Consulting Agreement and as mutually agreed. Executive shall be allowed to retain two laptop computers and an iPhone issued to Executive by the Company and currently in Executive’s possession. The Company shall have the opportunity to remove all Company software, information, files and data from these items.

13. Executive Representations. Executive warrants and represents that (a) she has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on her behalf, she will immediately cause it to be withdrawn and dismissed, (b) she has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which she may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to her, except as provided in this Agreement, (c) she has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject, and (e) upon the execution and delivery of this Agreement by the Company and the Executive, this Agreement will be a valid and binding obligation of the Executive, enforceable in accordance with its terms.

14. No Assignment, Binding Nature. Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against the Company or any affiliate of the Company because of any actual assignment, subrogation or transfer by Executive, Executive agrees to indemnify and hold harmless the Company or any affiliate of the Company against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs. This Agreement shall be binding upon and inure to the benefit of Executive’s executors, administrators, heirs and devisees.

15. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any state other than California.

16. Miscellaneous. This Agreement, together with the Confidentiality Agreement, the Indemnity Agreement, the General Release and the Consulting Agreement, constitutes the entire agreement between the parties, and shall supersede any other agreement, with regard to the subject matter hereof. The Company and Executive acknowledge that the termination of the Executive’s employment with the Company is intended to constitute an involuntary separation from service for the purposes of Section 409A of the Code, and the related Department of Treasury regulations. Executive acknowledges that there are no other agreements, written, oral or implied, and that she may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only in writing, and such writing must be signed by Executive and the Chief Executive Officer of the Company and recited that it is intended to modify this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Facsimile and pdf signatures shall have the same force and effectiveness as original signatures.

17. Maintaining Confidential Information. Executive reaffirms her obligations under the Confidentiality Agreement. Executive acknowledges and agrees that the payments provided in this Agreement and the Consulting Agreement shall be subject to Executive’s continued compliance with Executive’s obligations under the Confidentiality Agreement.

18. Executive’s Cooperation. During the Transition Period, the Consulting Period and thereafter, Executive shall cooperate with the Company and its affiliates, at the Company’s cost and upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company during her employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which came into Executive’s possession during her employment).

[Signature Page Follows ]

IN WITNESS WHEREOF, the undersigned have caused this Separation Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

INTERMUNE, INC.

DATED: July 30, 2013	By:	/s/ Daniel G. Welch
Daniel G. Welch
Chief Executive Officer
ROBIN STEELE

DATED: July 31, 2013	/s/ Robin Steele
Robin Steele

EXHIBIT A

CONSULTING AGREEMENT

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (the “Agreement”) is entered into between InterMune, Inc. (“Company”) and Robin Steele (the “Consultant”) (each, a “Party”).

1. DEFINITIONS. As used in this Agreement:

1.1 “Confidential Information” means any and all information related to Company’s business (including trade secrets, technical information, business forecasts and strategies, marketing plans, customer and supplier lists, personnel information, financial data, and proprietary information of third parties provided to Company in confidence) that is labeled or identified as “confidential” or “proprietary” or that Consultant otherwise knows, or would reasonably be expected to know, Company considers to be confidential or proprietary or information of a third party that Company has a duty to treat as confidential.

1.2 “Intellectual Property” means all algorithms, application programming interfaces (APIs), apparatus, assay components, biological materials, cell lines, chemical compositions and structures, circuit designs and assemblies, concepts, Confidential Information, data (including clinical data), databases and data collections, designs, diagrams, documentation, drawings, flow charts, formulae, gate arrays, ideas and inventions (whether or not patentable or reduced to practice), IP cores, know-how, materials, marketing and development plans, marks (including brand names, product names, logos, and slogans), methods, models, net lists, network configurations and architectures, photomasks, procedures, processes, protocols, schematics, semiconductor devices, software code (in any form including source code and executable or object code), specifications, subroutines, techniques, test vectors, tools, uniform resource identifiers including uniform resource locators (URLs), user interfaces, web sites, works of authorship, and other forms of technology related to the Company’s business.

1.3 “Intellectual Property Rights” means all past, present, and future rights of the following types related to the Company’s business, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask work rights; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses (a) through (e) of this sentence.

1.4 “Services” means the services to be performed or actually performed by Consultant under this Agreement.

2. ENGAGEMENT

2.1 Services. Consultant will perform Services and be Compensated by the Company for those Services in accordance with the terms of Exhibit A hereto.

2.2 Performance of Services. Consultant will perform the Services in accordance with the terms of this Agreement. Consultant shall perform the Services in a timely fashion and with the skill expected of an attorney with experience and training similar to that of Consultant. Consultant will provide, at her own expense, a place of work and all equipment, tools, and other materials necessary to complete Services. However, to facilitate performance of the Services and for no other purpose, the Company, in its discretion, may make its equipment or facilities available to Consultant at Consultant’s reasonable request including but not limited to maintaining a Company e-mail account and internal telephone extension. If Consultant uses Company’s equipment or facilities, regardless of whether Company grants permission to Consultant to do so, Consultant will be solely responsible for any injury or death suffered by any person (including Consultant’s employees and agents) and any damage to any property (including Company’s property) arising from such use, regardless of whether such injury, death, or damage is claimed to be based upon the condition of such equipment or facilities or upon Company’s negligence in permitting such use.

2.3 Subcontracting. Consultant will not subcontract or otherwise delegate any of her obligations under this Agreement, unless otherwise agreed by Company in advance.

2.4 Access Rules and Procedures. While on Company’s premises, Consultant agrees to comply and require its employees and agents to comply with Company’s then-current access rules and procedures, including those procedures pertaining to safety, security, and confidentiality. Consultant agrees and acknowledges that neither Consultant nor any of her employees or agents has any expectation of privacy with respect to Company’s telecommunications, networking, or information processing systems (including stored computer files, email messages, and voice messages) and that the activities of Consultant and its employees and agents, including the sending or receiving of any files or messages, on or using any of those systems may be monitored, and the contents of such files and messages may be reviewed and disclosed, at any time without notice.

2.5 Competitive Engagements. Consultant agrees that (a) during the term of this Agreement, she will not perform, or agree to perform, any services for any third party that engages, or plans to engage, in any business or activity that directly or indirectly competes with the Company in the development or commercialization of any therapeutic solutions or advancements for the treatment of idiopathic pulmonary fibrosis (“IPF”) or orphan fibrotic diseases that are being actively researched and developed by the Company during the Term (a “Company Competitor”).

3. INDEPENDENT CONTRACTOR RELATIONSHIP. Consultant’s relation to Company under this Agreement is that of an independent contractor. Nothing in this Agreement is intended or should be construed to create a partnership, joint venture, or employer-employee relationship between Company and Consultant. Consultant is not the agent of Company and is not authorized, and must not represent to any third party that she is authorized, to make any commitment or otherwise act on behalf of Company.

3.1 Benefits and Contributions. Except as provided in this Agreement and the Separation and Transition Agreement and General Release (the “Separation Agreement”) entered into between Consultant and Company, Consultant shall not be entitled to or eligible for any benefits that Company may make available to its employees. Because Consultant is an independent contractor, Company will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on behalf of Consultant.

4. COMPENSATION

4.1 Fees. Subject to the terms and conditions of this Agreement, Company will provide Consultant with the benefits and pay Consultant the amounts specified in Exhibit A. The benefits and arrangements set forth in the Separation Agreement and this Section 4.1 and Exhibit A hereto are Consultant’s sole and complete compensation for the General Release executed by Consultant in favor of Company and all Services and Intellectual Property Rights provided by Consultant under the Separation Agreement or this Agreement. No other amounts will be owed by Company under the Separation Agreement or this Agreement.

4.2 Expenses. Consultant will be reimbursed for all preapproved expenses incurred in connection with performing the Services including charges incurred in connection with telephone, facsimile, overnight mail, courier, and travel on behalf of the Company.

4.3 Timing of Payment. Payment to Consultant shall be made in accordance with the Company’s normal payroll and expense reimbursement practices.

5. CONFIDENTIALITY

5.1 Use and Disclosure. During the term of this Agreement and at all times thereafter, Consultant will (a) hold all Confidential Information in strict trust and confidence, (b) refrain from directly or indirectly using Confidential Information in any manner or for any purpose not expressly permitted or required by this Agreement, and (c) refrain from directly or indirectly disclosing any Confidential Information to any third party without obtaining Company’s express prior written consent on a case-by-case basis.

5.2 Exceptions. Consultant’s obligations under Section 5.1 will terminate with respect to any particular information that (a) Consultant lawfully knew prior to Company’s first disclosure to Consultant, (b) a third party rightfully disclosed to Consultant free of any confidentiality duties or obligations, or (c) is, or through no fault of Consultant has become, generally available to the public. Additionally, Consultant will be permitted to disclose Confidential Information to the extent that such disclosure is expressly approved in writing by Company, or is required by law or court order, provided that Consultant timely notifies Company in writing of such required disclosure and reasonably cooperates with Company, at Company’s request and expense, in any lawful action to contest or limit the scope of such required disclosure, including filing motions and otherwise making appearances before a court.

5.3 Removal; Return. Consultant will not remove any tangible embodiment of any Confidential Information from Company’s facilities or premises except as may be reasonably necessary to perform the Services under this Agreement. Upon Company’s request and upon any termination or expiration of this Agreement, Consultant will promptly (a) return to Company or, if so directed by Company, destroy all tangible embodiments of the Confidential Information (in every form and medium), (b) permanently erase all electronic files containing or summarizing any Confidential Information, and (c) certify to Company in writing that Consultant has fully complied with the foregoing obligations.

6. NO CONFLICTS. Consultant will refrain from any activity, and will not enter into any agreement or make any commitment, that is inconsistent or incompatible with Consultant’s obligations under this Agreement, including Consultant’s ability to perform the Services. Consultant represents and warrants that she is not subject to any contract or duty that would be breached by Consultant’s entering into or performing its obligations under this Agreement or that is otherwise inconsistent with this Agreement. Consultant will not disclose to Company, will not bring into Company’s facilities, and will not induce Company to use any confidential or proprietary information of any third party.

7. NONSOLICITATION. During the term of this Agreement and for twelve (12) months thereafter, Consultant will not directly or indirectly solicit, induce, or attempt to induce any employee, consultant, client, vendor or independent Consultant to terminate or breach any employment, contractual, or other relationship with Company.

8. TERM

8.1 Term and Termination of the Agreement. This Agreement shall be for a term of twelve (12) months commencing the day following the Resignation Date, as defined in the Separation Agreement (the “Term”). The Company may not terminate this Agreement prior to the expiration of the Term.

(a) Termination By Consultant: In the event that Consultant terminates this Agreement all payments and benefits set forth in Exhibit A that have not already been made or provided shall be forfeit.

(b) Death or Disability of Consultant: In the event of the disability of Consultant during the Term, Consultant shall receive all of the payments and benefits listed on Exhibit A. In the event of Consultant’s death during the Term, (i) the cash compensation payable for the Services set forth on Exhibit A shall be forfeit; (ii) each equity award, including but not limited to performance-based equity awards, held by Executive shall immediately vest with respect to that number of shares subject to such equity awards as Executive would have vested in, had she remained employed for a period of 12 months following the Resignation Date, and such equity awards shall remain exercisable in accordance with the applicable equity plan, notice of grant and equity agreement; and (iii) provided that Consultant timely elected to receive continued healthcare (including medical, dental, and vision) and basic group life coverage pursuant to COBRA, the Company shall continue to pay the COBRA premiums for Executive’s spouse for the lesser of (A) twelve (12) months from the Resignation Date, (B) through the date that Executive’s spouse is eligible for healthcare or group life benefits through other employment, and (C) until Executive’s spouse is no longer eligible for COBRA continuation coverage.

8.2 Effects of Expiration

8.2.1 Survival. Sections 1 (Definitions), 3 (Independent Consultant Relationship), 5 (Confidentiality), 7 (Nonsolicitation), and 10 (General Provisions), will survive the expiration of this Agreement. Expiration of this Agreement will not affect either Party’s liability for any breach of this Agreement it may have committed before such expiration or termination.

8.2.2 Return of Company Property. Except as otherwise provided by the Separation Agreement, upon expiration of this Agreement or earlier as requested by Company, Consultant will deliver to Company any and all Company documents, materials (including all copies thereof) and equipment in Consultant’s possession or control.

9. GENERAL PROVISIONS

9.1 Governing Law; Venue. This Agreement is governed by the laws of the State of California without reference to any conflict of laws principles that would require the application of the laws of any other jurisdiction. The parties expressly agree to resolve all disputes arising out of, relating to or in connection with this Agreement by arbitration conducted under the then-existing Commercial Arbitration Rules of the American Arbitration Association (“AAA”), which rules can be accessed at http://www.adr.org/aaa/faces/rules. The Company shall bear the cost of arbitration. The arbitration will be conducted in San Francisco County, California before a single arbitrator chosen by mutual agreement of the parties or, failing that agreement, within thirty (30) days after written notice demanding arbitration, by the AAA. Any award rendered by the arbitrator will be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction. Nothing in this Agreement shall be deemed as preventing a party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of the dispute as necessary to protect that party’s name, Confidential Information, trade secrets, know-how, or any other proprietary rights.

9.2 Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will be unimpaired and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

9.3 No Assignment. This Agreement and Consultant’s rights and obligations under this Agreement may not be assigned, delegated, or otherwise transferred, in whole or in part, by operation of law or otherwise, by Consultant without Company’s express prior written consent. Any attempted assignment, delegation, or transfer in violation of the foregoing will be null and void. Company may assign this Agreement or any of its rights under this Agreement to any third party with or without Consultant’s consent.

9.4 Notices. Each Party must deliver all notices, consents, and approvals required or permitted under this Agreement in writing to the other Party at the address listed on the signature page by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized overnight carrier. Notice will be effective upon receipt or refusal of delivery. Each Party may change its address for receipt of notice by giving notice of such change to the other Party.

9.5 Remedies. Company’s remedies for any breach of this Agreement by Consultant will include damages, injunctive relief, specific performance, and restitution. The rights and remedies provided to each Party in this Agreement are cumulative and in addition to any other rights and remedies available to such Party at law or in equity.

9.6 Construction. Section headings are included in this Agreement merely for convenience of reference; they are not to be considered part of this Agreement or used in the interpretation of this Agreement. When used in this Agreement, “including” means “including without limitation.” Whenever Company’s consent or approval is required under this Agreement, Company may grant or deny its consent or approval in its sole and absolute discretion. No rule of strict construction will be applied in the interpretation or construction of this Agreement. Waiver. All waivers must be in writing and signed by the Party to be charged. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

9.7 Entire Agreement; Amendments. This Agreement is the final, complete, and exclusive agreement of the Parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous communications and understandings between the Parties. No modification of or amendment to this Agreement will be effective unless in writing and signed by the Party to be charged.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth below.

INTERMUNE, INC. (“COMPANY”)		ROBIN STEELE (“CONSULTANT”)

Signed:	/s/ Daniel G. Welch	Signed:	/s/ Robin Steele

Name:	Daniel G. Welch	Name:	Robin Steele

Title:	Chairman, CEO & President	Title:

Address:	3280 Bayshore Boulevard	Address:
Brisbane, CA 94005

Date:	July 30, 2013	Date:	August 1, 2013

EXHIBIT A

CONSULTING FEES AND SERVICES

1. Services. During the Term of this Agreement, Consultant shall be available to provide up to ten (10) hours per month of consulting services as her successor and the Company’s CEO may reasonably request, either in person or telephonically. Such services shall relate to the transfer of Consultant’s former job responsibilities to her successor. It is anticipated that such services can be provided telephonically, but Consultant shall make reasonable efforts to provide such services in person at the Company’s headquarters in Brisbane, California as may be reasonably required. Consultant shall not be required to travel more than fifty (50) miles to perform such services unless mutually agreed. Additional consulting services may be provided as mutually agreed by the Company and Consultant.

2. Compensation for Services. During the Term of this Agreement, Consultant will be compensated as follows:

a. Consulting Fees: Consultant shall be paid six hundred dollars ($600) per month for the first two (2) hours of consulting services. All services provided in excess of two (2) hours in any given month shall be compensated at three hundred dollars ($300) per hour. Consulting Fees shall be payable on the last date of each month of the Consulting Period, and shall be reflected on a Form 1099 issued to Consultant.

b. COBRA and Group Life Premiums: Provided that Consultant timely elects to receive healthcare (including medical, dental and vision) and basic group life benefits continuation pursuant to COBRA, Company shall pay the COBRA premiums for Consultant and Consultant’s spouse for the lesser of (i) twelve (12) months, (ii) through the date upon which Consultant and/or Consultant’s spouse become eligible for healthcare or basic group life coverage through other employment, or (iii) through the date upon which Consultant and/or Consultant’s spouse otherwise becomes ineligible for COBRA continuation coverage.

c. Continued Vesting of Equity Awards and Extended Exercise Period. During the Term of this Agreement Consultant shall continue to vest in all equity awards, including but not limited to performance-based equity awards, outstanding as of the date of separation of Consultant’s employment by Company. Consultant shall have ninety (90) days following the expiration or termination of this Agreement in which to exercise vested equity awards, unless otherwise provided in Section 8.1.

EXHIBIT B

GENERAL RELEASE

This General Release of Claims (“Release”) is entered into as of this                      day of                     , 2013, between you, and InterMune, Inc. (the “Company”) (collectively referred to herein as the “Parties”), effective eight days after your signature (the “Effective Date”), unless you revoke your acceptance as provided in Paragraph 1(c), below.

1.	General Release of the Company. You understand that by agreeing to this release you are agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date you sign this agreement.

(a) On behalf of yourself and your heirs and assigns, you hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company, and each of its owners, affiliates, divisions, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which you now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, or remuneration by the Releasees, or any of them, and Executive’s resignation of her employment, Claims arising under federal, state, or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, including but not limited to any Claims arising under the Age Discrimination in Employment Act (“ADEA”), as amended, 29 U.S.C. § 621, et seq.; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; the California Labor Code; the employment and civil rights laws of California; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

(b) Notwithstanding the generality of the foregoing, you do not release your rights under this Agreement and the following Claims:

(i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii) Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;

(iv) Claims for indemnification under the Company’s Bylaws, the Indemnity Agreement previously entered into between the Company and Executive (the “Indemnity Agreement”), California Labor Code Section 2802 or any other applicable law;

(v) Your right to bring to the attention of the Equal Employment Opportunity Commission and the California Department of Fair Employment and Housing claims of discrimination, harassment or retaliation; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory, harassing or retaliatory treatment;

(vi) Your rights under the Separation and Transition Agreement and General Release (the “Separation Agreement”) and the Consulting Agreement ( the “Consulting Agreement”); and

(vii) Any other Claims that cannot be released as a matter of law.

(c) In accordance with the Older Workers Benefit Protection Act of 1990, you have been advised of the following:

(i) You have the right to consult with an attorney before signing this Agreement;

(ii) You have been given at least twenty-one (21) days to consider this Agreement;

(iii) You have seven (7) days after signing this Agreement to revoke it. If you wish to revoke this Agreement, you must deliver notice of your revocation in writing via email or facsimile, no later than 5:00 p.m. on the seventh (7th) day following your execution of this Agreement to Attn: Paul Arata, 415.508.0755, PArata@intermune.com.

(d) YOU ACKNOWLEDGE THAT YOU HAVE BEEN ADVISED OF AND ARE FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, YOU HEREBY EXPRESSLY WAIVE ANY RIGHTS YOU MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

6.	Choice of Law. This Release shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.

7.	Integration Clause. This Release, together with the Confidentiality Agreement, the Indemnity Agreement, the Separation Agreement and the Consulting Agreement, all as referenced in the Separation Agreement, constitutes the entire agreement between the parties, and shall supersede any other agreement, with regard to the subject matter hereof. There are no other agreements, written, oral or implied, and that you agree that you may not rely on any prior negotiations, discussions, representations or agreements.

8.	Execution in Counterparts. This Release may be executed in counterparts with the same force and effectiveness as though executed in a single document. Facsimile and pdf signatures shall have the same force and effectiveness as original signatures.

The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing on the dates shown below.

ROBIN STEELE	INTERMUNE, INC.

Robin Steele	By: Dan Welch
Title: Chief Executive Officer

Date	Date